Script for Q4 2006 ended January 31, 2006

April 7, 2006 at 6:00 a.m. (PDT).

Moderator: John Beisler

Operator:

Good day and welcome everyone to the CKE Restaurants Fiscal 2006 earnings conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to the Vice President of Investor Relations, John Beisler. Please go ahead.

John Beisler:

Thank you. Good morning. And thank you for joining us, especially to those of you on the west coast.

My name is John Beisler, Vice President of Investor Relations for CKE Restaurants. CKE Restaurants is hosting this conference call to discuss our results for the fourth quarter and fiscal year ended January 31, 2006.

Yesterday, CKE issued a press release announcing the filing of its report on Form 10-K for the fiscal year ended January 31, 2006. The press release is also available on our Web site. This call will reflect items discussed within that press release and Form 10-K. CKE management will make reference to it several times this morning.

Speaking on today’s call are Andy Puzder, President and Chief Executive Officer; and Ted Abajian, Executive Vice President and Chief Financial Officer.

Andy will begin today’s presentation with a top-level overview of our performance for the quarter and fiscal 2006. Ted will then review aspects of our financial results with you. Andy will conclude today’s presentation with comments regarding the company’s future growth plans. Andy and Ted will then take questions from callers.

Before we begin, I would like to remind you of our disclosure regarding forward-looking statements contained in our form 10-K and earnings release. Within the form 10-K, our disclosure regarding forward-looking statements can be found at the beginning of item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operation. Matters discussed during our conference call today may include forward-looking statements relating to future plans and developments, financial goals, and operating performance, and are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties and actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

I introduce you now to Andy Puzder, President and CEO of CKE Restaurants.

Andy Puzder:

Good morning everyone.

Fiscal 2006 was a year of significant progress for CKE Restaurants and, we believe, a year of transition. On the whole, we had a great year.

This morning, as John noted, I am going to discuss our prior year results, Ted will discuss the financials and then I will come back and provide some insights on our vision for the Company’s future.  As I will discuss, we believe our year end results validate the turnaround plan we put in place five years ago.  Having improved the Company’s operating results and financial strength; we can now focus on the growth opportunities ahead.  We believe that over the next five years our business can realistically support Adjusted EBITDA growth targets of 11 to 13% per year.  We also believe we can achieve these targets while continuing to follow our discipline of allocating capital where it will earn the highest returns for our shareholders.

With respect to the results for fiscal 2006, on a consolidated basis, our pre-tax income was $57.3 million, more than triple the prior year’s total of $17.1 million. We attribute this performance to our much improved internal systems, our strategic planning process and our improved capital structure.  We achieved these results despite some unfavorable macroeconomic conditions and difficult prior year comparisons.

On the brand level, these results reflected our continuing efforts to offer our guests distinctive, high quality menu items delivered with courteous service in a clean dining atmosphere and supported by cutting edge advertising.

Carl’s Jr. recorded a same-store sales increase of 2.2%, its sixth consecutive year of positive sales and raised its 52-week average unit volume to $1,341,000, a $40,000 thousand dollar increase over the prior year.  At the end of period 2, Carl’s Jr. trailing 52 week average unit volume stood at $1,356,000, an additional $15,000 improvement.  This is the highest average unit volume ever for Carl’s Jr.  The brand now has an industry leading cost structure and, among the major QSR chains in the United States, it has the second highest average unit volume.

At our other major brand, Hardee’s, our fiscal 2006 same-store sales decreased 0.2%.  Essentially, we held on to the 7% same-store sales gain that we achieved in the prior year. This is respectable performance given the headwinds the brand faced over the year, including the most active Atlantic hurricane season in history, which contributed to record gasoline prices and natural gas prices and increased discounting by our competitors. We believe the impact of these macroeconomic events was felt most strongly in the markets where Hardee’s restaurants are located in the Midwest and Southeast.

Despite the pressures to discount, Hardee’s menu remained primarily focused on our lineup of premium-priced, 100% Angus beef, charbroiled Thickburgers. We knew we needed to convince consumers that the Thickburger Revolution menu was a permanent change and to build credibility around the fact that the quality of our lunch/dinner Thickburger offerings were now just as good as, if not better, than our well established breakfast menu which is based around our made from scratch biscuits.

In fact, our research was showing that consumers were, indeed, increasingly recognizing that Hardee’s Thickburgers were superior to other fast-food offerings.  As such, we felt the time was right to reach a broader audience of consumers by filling some of the gaps on Hardee’s menu. The process began in June with the debut of our hand-scooped ice cream milk shakes and malts and continued in September with the subsequent introduction of our Charbroiled Chicken Club. This marked our first non-Thickburger sandwich item to be promoted with advertising since we launched the Revolution menu almost two-and-a-half years earlier.

We followed that up in mid-December with the Red Burrito Taco Salad, Hardee’s first-and-only salad since well before the Revolution began.  We also improved our value proposition by replacing our 2-for 99 cent Slammers mini-burgers with a 2-for $3 quarter pound Double Cheeseburger.

 These items helped drive our sales improvement at Hardee’s.  Since November, for four consecutive periods, Hardee’s has reported positive same store sales of plus 1.5% for period 12, plus 12.4% for period 13, and plus 4.3% for period 1, all over positive comps in the prior year.  We also recently reported same store sales for period 2 of plus 7.2% over negative 0.3% in the prior year.  While period same store sales fluctuate for various reasons such as weather and holiday mismatches, sales at Hardee’s are clearly trending positive, averaging a positive 6.3% for the last 4 periods.  This improvement has reversed the flat to negative sales trend that we were seeing at Hardee’s – a trend that began last March, when gasoline prices began to rise significantly, and continued through last November.  We hope to maintain this momentum going into the summer months.

Hardee’s trailing 52-week average unit volume reached $874,000 at the end of fiscal 2006, and $883,000 at the end of period 2, the highest level for the brand in a decade.

With continuing strong cash flow, we repaid almost $40 million of our term loan in fiscal 2006, reducing our outstanding balance to under $99 million. With our improved capital structure, we were additionally able to return nearly $14 million to our shareholders through the initiation of a quarterly dividend (the first in five years) and share repurchases.  We anticipate additionally returning a minimum of nearly $18 million to our shareholders in fiscal 2007.

As I mentioned, our pre-tax income for fiscal 2006 was $57.3 million, more than tripling the prior year’s total of $17.1 million.  As a result of our improved financial performance, we recorded a $139 million income tax benefit in the fourth quarter; this is primarily related to a substantial reduction of our deferred tax asset valuation allowance.  It reflects the record of profitability that we have achieved.  Ted will go into further detail later, but this event reflects an important milestone in concluding the turnaround of our Company and moving on to a growth phase.

I will now turn the discussion over to Ted Abajian, our Chief Financial Officer, for his discussion of the financials.  Following which I will discuss our vision for the future of this Company.  Ted.

Ted Abajian:

Thank you, Andy. Good morning, everyone.

Before I get started, I need to make you aware that during this conference call, we will refer to certain non-GAAP financial measures as explained in our earnings release issued yesterday. I will start with a brief review of our consolidated results for the fourth quarter, and then I will elaborate on some of the highlights for both Carl’s Jr. and Hardee’s. Next, I will discuss the casualty insurance adjustments that we have recorded this year and provide some insight with respect to anticipated future costs. Finally, I will review the impact of the reduction to our deferred tax asset valuation allowance on our tax rate and future cash tax payments.

The fourth quarter was a very good quarter for CKE. Operating income for the quarter was $20.5 million, representing an $11.8 million or 136 percent increase compared to the prior-year’s quarter. Income before taxes grew to $15.3 million or $0.22 per diluted share in the fourth quarter, representing a $10.4 million or 209% increase over the same period a year ago. Net income for the fourth quarter was $154.3 million, or $2.14 per diluted share. This includes a $139 million, or $1.92 per diluted share, income tax benefit primarily related to the reduction of our deferred tax asset valuation allowance.

Turning to our performance at the operating unit level, both Carl’s Jr. and Hardee’s increased same-store sales and reduced restaurant operating costs during the quarter.

Same-store sales at Carl’s Jr. increased by 5.3% during the quarter, on top of a 4.9% increase recorded in the prior year. Restaurant operating costs at Carl’s Jr. fell to 73.7% of company-operated revenue, representing a 530 basis point improvement over the prior year quarter. The operating cost improvement was primarily driven by a 400-basis-point decrease in workers’ compensation and general liability expense as well as an 80-basis-point decline in direct labor costs. These favorable items were partially offset by a 30-basis-point increase in utilities costs, primarily natural gas. The powerful combination of a 5.3% same-store sales increase and the 530 basis point reduction in operating costs drove Carl’s Jr. operating income to $25.1 million for the quarter representing an increase of $7.4 million or 41.5% over the prior year quarter.

Turning now to Hardee’s. Same-store sales rose 2.9% for the quarter, rolling over a 4.4% increase in the prior year. Fourth quarter restaurant operating costs decreased to 84.4% of company-operated revenue, representing a 380 basis point improvement over the prior year quarter. The operating cost improvement was mostly due to a 230-basis point improvement in workers’ compensation and general liability expense; a 70-basis point reduction in repair and maintenance expense; a 60 basis point reduction in food costs; and a 50 basis point reduction in labor costs. These favorable items were partially offset by a 60 basis point increase in natural gas and electric costs. For the quarter, Hardee’s operating loss was reduced by over 55% to a loss of $2.0 million as compared to an operating loss of $4.7 million in the prior year quarter.

The strong fourth quarter results at both Carl’s Jr. and Hardee’s contributed to our fiscal 2006 pretax income of $57.3 million, up from $17.1 million in the prior year. As described in our press release, this year’s results include an $11 million charge to purchase and cancel stock options from our former chairman. Prior year results included $22.3 million of charges primarily related to legal settlements and early debt extinguishment. Absent these charges, fiscal 2006 pretax income would have been $68.3 million, or $0.97 per diluted share, compared to pretax income of $39.4 million, or $0.66 per diluted share in the prior year.

As many of you are aware, decreases in workers’ compensation and general liability claims costs had a very favorable impact on our operating results this year. At CKE, we benefited from overall reductions in not only the number of claims occurring, but also the severity of those claims that do occur. I compliment our restaurant operations and risk management teams on a job well done. We also benefited from recently enacted workers’ compensation reform legislation in California. The combined impact of our internal efforts to prevent claims and control claim costs and the favorable legislation has been a series of reductions to our claim reserves over the past year. Since we are essentially self-insured, our claim reserves reflect the expected future cost of all outstanding claims, even those that occurred many years ago. Each year, we incur charges for the expected future cost of claims occurring in that year. In addition, each quarter we evaluate the expected future cost of all open claims and make an adjustment to increase or decrease reserves. Prior to fiscal 2006, claims costs continued to escalate and these evaluations generally resulted in an increase to our reserves, which caused us to record additional charges in our income statement. This year, we were able to significantly decrease our reserves, and such reductions lowered our claims costs. This resulted in our fiscal 2006 workers’ compensation and general liability costs being approximately $17 million below fiscal 2005. Our current actuarial estimates do not anticipate material adjustments to our historical claims reserves in fiscal 2007. Absent such reserve adjustments, we expect workers’ compensation and general liability costs in fiscal 2007 to be approximately $11 million higher than fiscal 2006 costs. This is not a result of poor performance in managing our claims but, rather it’s due to the fact that we do not anticipate claims cost benefits from reserve reductions comparable to the reductions we achieved in fiscal 2006. In fact, our performance has improved and fiscal 2007 costs are expected to be approximately 20% below the fiscal 2004/2005 run rate.

Moving now to income taxes, where I will refer to disclosures made within Management’s Discussion and Analysis in our report on Form 10-K as filed with the SEC yesterday. For fiscal 2006, we recorded a $137.3 million income tax benefit which is comprised of foreign income taxes of $905,000, federal and state income taxes of $685,000 and a $138.9 million tax benefit resulting from a substantial reduction to our deferred tax asset valuation allowance. The reduction to the valuation allowance is the result of a number of factors, including our three-year earnings history and the likelihood of our ability to generate profits in the future. Going forward, we expect to book income taxes, for federal and state purposes, using an effective tax rate of approximately 38%. However, we continue to expect our cash payments for federal and state income taxes to remain around 2% of our taxable earnings until our various net operating losses (“NOLs”) and tax credits are utilized. We currently have approximately $35 million of regular federal NOLs available, which when utilized, will generate about $12 million in federal tax savings. After we use the federal NOLs, we will begin utilizing approximately $24 million in federal tax credits, including $12 million of AMT tax credits, which can be used to reduce future federal tax payments. Regarding state income taxes, we currently have over $300 million of state NOLs. Unfortunately, as we have previously disclosed, a significant amount of the state NOLs will likely go unused for various reasons. We do however, expect to generate in excess of $4.3 million in state tax savings as result of the state NOLs.

One last item before I hand the call back to Andy. I would like to call your attention to the chart titled “Presentation of non-GAAP measurements” that is included in our form 10-K. This chart presents earnings before interest, taxes, depreciation and amortization, facility action charges, and discontinued operations, or Adjusted EBITDA for fiscal 2006. Adjusted EBITDA is a non-GAAP financial measure that our lenders and some in the investment community use as an indicator of earnings available to service debt and for reinvestment into the Company. Our Adjusted EBITDA for fiscal 2006 was $152.4 million. Our net income, upon which our Adjusted EBITDA is based, includes the $11 million charge to purchase stock options from the Company’s former Chairman and the offsetting workers’ compensation reserve reductions discussed earlier in the call.

In closing, Fiscal 2006 ended on a very positive note with both Carl’s Jr. and Hardee’s posting significant same store sales gains and earnings growth in the fourth quarter. The strong fourth quarter results allowed us to post our highest annual pretax income since fiscal 1999.

I’ll now turn the call back over to Andy

Andy Puzder:

Thank you Ted.

Before we take your questions, I would like to take a few minutes to discuss our vision for the future of this Company.

CLOSING THE CHAPTER ON OUR TURNAROUND

Last September marked the end of my 5th year as president and CEO of CKE Restaurants.  Early on we faced some challenging times.  Although a number of our shareholders are still with us from these times, recent activity in our stock indicates that we also have a number of new holders who may not recall those problems, and the actions we took to turn around the business and put it on a path to profitability and growth.  I mentioned earlier that fiscal 2006 was a year of transition for us and I would like to take a moment to remind you of how far we have come.

Looking back to fiscal 2001, Carl’s Jr. was experiencing negative to flat same store sales and declining margins.  Hardee’s had experienced consistently declining same-store sales for more than 7 years; AUVs had fallen to $716,000, and the brand was bleeding cash.  In that year, the Company reported a net loss of $194 million.  We had over $600 million of debt.  The Company was in technical default on much of this debt and a number of banks in our line of credit had turned our loan over to their workout departments.  Some people were wondering whether the Company would file for bankruptcy and Hardee’s would disappear as a brand.

Nonetheless, we had a plan and a vision.  We went to work, selling assets to repay debt, closing hundreds of underperforming stores and implementing significant cost reductions to generate cash flow.  Three years ago, three months before virtually our entire capital structure came due, we were able to issue convertible debt, term out our bank loans and provide the Company with the financial flexibility to fix the business permanently.

But, we went beyond the financial fixes of asset sales, closures and cost reductions.  We emphasized restaurant-level fundamentals.  We upgraded our operating management where necessary.  We improved systems and controls, dramatically simplified Hardee’s menu, rolled out charbroilers in all our Hardee’s restaurants, all as we brought our fragmented franchise communities together in a common vision.  Finally, we focused both Hardee’s and Carl’s Jr. on premium products in the form of big juicy delicious burgers for young, hungry guys.

The success of this plan is evident in our fiscal 2006 results.  Carl’s Jr. achieved revenues of $1,356,000 per unit as of the end of period 2, which represents the second highest average unit volumes of any major QSR chain in the United States.  Hardee’s has experienced positive same store sales in 27 of its last 35 periods, and has achieved a ten-year high average unit volume of $883,000.

Our adjusted EBITDA was $152 million in fiscal 2006.  Debt was $159.7 million (including our capital leases but excluding our convert).  Pre-tax net income (excluding the Foley option purchase) was $68.3 million.  The Company is paying a regular quarterly dividend to its shareholders, has a 10b-5-1 share repurchase program in place and even repurchases additional shares of its stock from time to time.

While we have had our ups and downs during these past five years, and will continue to have them in the future, we believe that we have delivered on and surpassed expectations.  We are now closing the chapter on our turnaround story and opening a new chapter for the future.

I am about to discuss our plans and vision for that future.

As those of you who have met with us or been shareholders for a while will recognize, nothing I am about to say is new, although it’s organized differently and I’m going to provide more detail. However, given recent changes to our shareholder base, we believe it is important to reiterate our plans and our vision for this company.

THE VISION

As most of you are aware, we have a lot of operating leverage in this business.  Our goal is to take advantage of that operating leverage to generate superior growth in earnings through modest growth in revenues.  But, we also need to remember that operating leverage works both ways.  If we fail to continue to invest in growing our business, we may face stagnant or declining sales and profitability, and risk what we have put so much effort into achieving over the past five years.  It is our view, based on what we have learned during this turnaround that if we stay focused and continue to invest in growing our business, we will see substantial and sustainable growth over the next five years.

Our best opportunity for growth is with the Hardee’s brand, which is just beginning to reach the average unit volume levels necessary to take advantage of the brand’s huge operating leverage.  As has been the case over the past three years, Hardee’s can continue to grow same store sales through a distinctive brand positioning, high-quality new products and cutting edge advertising.  However, even more substantial revenue growth should come from dual branding, remodels and the construction of net new units.  We are very optimistic that this combination of factors can lead Hardee’s to $1 million plus average unit volumes and very strong profitability.

As with Hardee’s, Carl’s Jr. has been experiencing dynamic same store sales growth from its clearly positioned brand, innovative new products and breakthrough advertising.  Carl’s Jr. has additionally benefited from dual branding and, more recently, net new units.  Notwithstanding that Carl’s Jr. has already experienced substantial and sustainable growth over the past five years; we believe it still has significant room for growth over the next five years, particularly at breakfast and from accelerated dual branding and new unit development.  In addition Carl’s Jr.’s same store sales should also benefit from remodeling existing units.

This revenue growth at both brands combined with the Company’s strong operating leverage should lead to increased Adjusted EBITDA and net income.  However, to attain the desired levels of growth, the Company must make the required capital expenditures over and above the levels of spending in which we have engaged in recent years.  Let me remind you briefly of the opportunity we see in this business.

POTENTIAL GROWTH

In fiscal 2006, as I mentioned, on an adjusted basis, the Company generated $152 million in Adjusted EBITDA.  By successfully implementing our business plan and executing our vision, we believe that the Company can generate long term Adjusted EBITDA growth of 11-13% per year.  We do not expect straight-line growth at those levels, as our business is subject to the ups and downs of any retail business, especially as we are transitioning to a growth mode.  In fiscal 2007, for example, we expect Adjusted EBITDA growth to be in the high single digits; because it will take time for the investments we make this year to generate returns.  However, we believe that if we remain focused on and committed to our plan, we can sustain long term Adjusted EBITDA growth of 11% to 13% per year.

CAPITAL REQUIREMENTS

In order to implement this business plan and achieve these growth targets, the Company will need to re-invest a significant portion of its cash flow in the business.  The four key areas of capital investment are: 1) store remodels, 2) dual branding, 3) new units and 4) corporate and IT infrastructure.  I will address each of these categories in more detail below, but, in aggregate, the Company needs to invest approximately $500 million to fund its plan over the next five years.

In fiscal 2007, we plan to spend approximately $65 million of that total to fund growth.  In addition, the Company needs to spend approximately $30-35 million in maintenance capital expenditures per year just to support the core business. So, total capital expenditures in fiscal 2007 will likely be in the $90-$100 million range.

We are extremely return focused at the Company, and target cash on cash returns on invested capital in excess of 15%. Our plan is predicated on achieving returns at that level and, in some cases more, depending on the risk and leverage associated with a particular project.  We monitor the performance of our investments, and, as a matter of policy, if we fail to achieve attractive returns, we make adjustments as necessary.  As explained in more detail below, for some of our projects, while initial results are encouraging, we lack a sufficiently large sampling to make a definitive statement on returns at this time.  We need visibility on what happens when we scale up the number of projects and get results for more than one year.  In addition, as also discussed below, some of our projects, such as remodels, just need to be done.

REMODELS

Both Carl’s Jr. and Hardee’s restaurants need to be remodeled.  That is a total of slightly over 1,000 Company owned restaurants, which need to be remodeled at a currently projected cost of approximately $125,000 per restaurant or about $125 million.  We anticipate that remodels result in increased same store sales growth, and have some evidence to support this assumption.  However, we are at the point where we will have to complete these remodels if only to maintain the business we have. While there may be some discretion in the timing and scope of these remodels, the reality is that the restaurants have to be remodeled.

Carl’s Jr.

With respect to Carl’s Jr., we began the remodel process last year, but I was dissatisfied with the results on both an aesthetic and a financial basis.  I reassigned the project, brought in a design firm and we are now on target to have prototype remodels completed by August of this year for both brands.  We anticipate accelerating a rollout of the remodel program beginning in the late fall.  We plan to have 20 Carl’s Jr. units remodeled this fiscal year and, if test results support a go decision, to remodel 100 to 125 units per year thereafter.

We have delayed Carl’s Jr. remodels for a number of reasons.  Primarily, we felt we could get a better return for our shareholders in the last few years if we used our capital to repay debt and invest in the Hardee’s turnaround.  Today, however, we have Carl’s Jr. units that have not been remodeled in 10 to 12 years.  In our industry, such a delay tends to lead to a loss in competitive position.  If Carl’s Jr. is to maintain its competitive position, we need to remodel these restaurants.

Hardee’s

Hardee’s is also in need of a remodel program as the initial restaurants the Company remodeled following its purchase of Hardee’s are now seven to eight years old.  In addition, the last remodel at Hardee’s was designed to bring Hardee’s up to minimal standards as it had been neglected for so long.  We now need a remodel program at Hardee’s that will improve the competitive positioning of its facilities consistent with its premium product positioning and improved service.  This is not a project that we can delay for long without negatively impacting the brand’s competitiveness and giving up some of the progress we have made in the last three years.   As such, we plan to remodel a few Hardee’s units this year and to begin a more aggressive 100 to 125 units per year pace within a year or two.

DUAL BRANDING

Dual branding is another opportunity. Dual branding Green Burrito with Carl’s Jr. and Red Burrito with Hardee’s holds the potential to be a significant business builder for both brands.  We have a history of success with this concept at Carl’s Jr. and initial testing at Hardee’s continues to be very encouraging.

 Carl’s Jr.

With almost 10 years of positive results from dual branding Carl’s Jr. with Green Burrito, we have recently expanded our dual branding efforts beyond our southern California core markets with great success.  We currently operate 248 dual branded Carl’s Jr./ Green Burrito restaurants (139 at Company owned stores).   We plan on dual branding 30 to 40 Company owned Carl’s Jr. units in Fiscal 2007.  We anticipate dual branding to proceed at the 30-unit per year level for at least two to three additional years.

Hardee’s

On the Hardee’s side, we believe Red Burrito has the capability to take Hardee’s over the $1 million average unit volume level far more rapidly than we might otherwise have anticipated.  While we are still working through the margin issues at Hardee’s, our sales results to date are already exceeding our targeted expectations.  We hope to dual brand 40 Company owned Hardee’s with Red Burrito this year assuming that our initial testing is completed in time to do so.  We anticipate dual branding to proceed at the 60 to 100-unit level for two to three additional years.

NEW UNITS

New units are also a significant source of growth for both brands.  We anticipate building 20 new Company owned units this year, 15 Carl’s Jr. and 5 Hardee’s, at a total cost of $25-$30 million.

Costs vary depending upon whether we purchase the land and the building or rent one or both.  We make the decision as to which alternative is preferable on an opportunistic basis – we look at each property from the perspective of allocating our capital to get the best results.

The limited number of Carl’s Jr. units we have built in the last few years have on average generated attractive returns.  Although our newer Hardee’s units also have shown promising returns, these returns are not as attractive as the Carl’s Jr. units due primarily to a difference in average unit volumes.  We have yet to open a new Hardee’s/Red Burrito dual concept unit.

Within the next three to four years, we would like to open a minimum of 50 quality company-operated units per year which could cost $60 — $70 million per year, assuming we see returns that meet our targets.

 INFRASTRUCTURE IINVESTMENT

The Company also needs to invest in its corporate and IT infrastructure in order to support its existing business and planned growth.  This year, we are investing approximately $15 million to install new point of sale and back office software in all Company owned Carl’s Jr. and Hardee’s restaurants.  This investment will give us the flexibility to do a number of things we need to do to stay competitive, including the sale of gift cards, continued acceptance of credit and debit cards, and better restaurant management, particularly with respect to more efficient labor planning and utilization.  Both Carl’s Jr. and Hardee’s need to have updated software and we believe we have found the right solution.

Later this year we will move our distribution center for Carl’s Jr. to a larger facility in Ontario, California.  We simply ran out of space in the old facility.  This is a good problem to have since it reflects our growth in both same-store sales and unit counts, but the move will require a capital expenditure of approximately $4 million.

Finally, we plan to maintain the flexibility to make modest, opportunistic investments if the returns are attractive or the investment is strategic.  For example, as discussed in our 10-K filed yesterday, we just exercised our right of first refusal to purchase for $15.7 million (or approximately $436,000 per site) the real estate underlying 36 of our existing Hardee’s and Carl’s Jr. locations that we previously leased from a commercial lessor.  We are not in the habit of purchasing the real estate underlying our stores, but will do so, from time to time, if it makes economic sense.

FLEXIBILITY OF THE CAPITAL PLAN

The exact timing and the amount of our spending will depend on how well our plan is going and the returns we are generating.  As we get deeper into fiscal 2007, and certainly as we enter fiscal 2008, we will continue to evaluate our capital plans and make adjustments to the plan as the results come in.  We believe our capital spending, particularly with respect to remodels and maintenance is necessary in order to sustain our current average unit volumes and support long term same store sales growth.

PLANS FOR A SHARE REPURCHASE

As CEO, a Director and a major shareholder of this Company, I am very interested in rewarding shareholders both today and over the longer term.  Over the past five years, we have demonstrated our record of striking the right balance between investing in the long-term growth of the business and returning capital to our shareholders.  As a result, we have rewarded shareholders while turning the Company around.  Now, our Company has exceptional growth opportunities – opportunities to grow Adjusted EBITDA at rates of 11% to 13% per year over the next five years.  As we take our next steps, we will continue to be guided by our discipline of allocating capital to the use that strengthens the business while generating the best returns for our shareholders.

We remain committed to maintaining the most appropriate capital structure and we continue to carefully assess our options to invest in the business and return wealth to our shareholders with the assistance of our advisor, Citigroup.  We brought Citigroup in several years ago to help insure that we were taking a realistic and continuing look at all prudent options for delivering value to our shareholders.

In principle, if we don’t have a good corporate use for capital, we want to return it to shareholders as long as we maintain sufficient balance sheet flexibility to weather a business downturn and to pursue our commitment to take our business to the next level. We also want to avoid taking on so much financial leverage that, when combined with the Company’s already substantial operating leverage; overall risk and stock price volatility become unacceptable.  For the Company to do well, we need to strike the right balance between investment in the Company and return of capital to shareholders.

While we remain open minded and are continuing to study our options with our advisor, Citigroup, we are reluctant to undertake a major share repurchase program at this time.  We would like to evaluate at least another year of results before making major financial decisions on optimal capital structure and shareholder distribution strategy.  We believe that the best way to create value for shareholders is to assure that the business can grow on a sustainable basis, and it may be premature to put the Company’s growth plan at risk through a major recapitalization and share repurchase.

If all goes according to plan, the Company will take advantage of its significant operating leverage, generate significant free cash flow and the business will prove its growth potential.  Under this scenario, we anticipate being able to increase shareholders distributions. But, we need to see how things play out.

CLOSING

In closing, throughout the last 5 years our management team has successfully taken this Company from the depths of financial despair to not just profitability and financial strength but to the cusp of significant growth.  We fully intend to retain our credibility and our shareholders’ confidence, to build on our financial strength and to grow this Company to its full potential consistent with the reasoned and focused approach we have demonstrated over the past 5 years to create lasting value for our shareholders.

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Finally, I want to thank you for your continued support and we will now take your questions.